Exhibit 10.24

AMERIPRISE FINANCIAL SENIOR EXECUTIVE SEVERANCE PLAN

Amended and Restated as of November 14, 2005

AMERIPRISE FINANCIAL SENIOR EXECUTIVE SEVERANCE PLAN

INTRODUCTION

The Board of Directors of Ameriprise Financial, Inc. established the Ameriprise Financial Senior Executive Severance Plan (hereinafter referred to as the “Plan”), effective as of September 30, 2005 and restated as of November 14, 2005, to provide for severance benefits for certain eligible senior executives of Ameriprise Financial, Inc. and its participating subsidiaries whose employment is terminated under certain conditions. Severance benefits under the Plan are to be provided to such eligible executives in exchange for a signed agreement that includes a release of all claims.

ARTICLE ONE

DEFINITIONS

1.1.                              “Affiliated Company” means any corporation which is a member of a controlled group of corporations (determined in accordance with Section 4l4(b) of the Code) of which the Company is a member and any other trade or business (whether or not incorporated) which is controlled by, or under common control (determined in accordance with Section 4l4(c) of the Code) with the Company, but which is not an Employing Company.

1.2.                              “Base Salary” means the regular basic cash remuneration before deductions for taxes and other items withheld, payable to an Employee for services rendered to an Employing Company, but not including pay for bonuses, incentive compensation, special pay, awards or commissions.

1.3.                              “Board of Directors” means the board of directors of the Company.

1.4.                              “Bonus” means the greater of:  (1) the largest of any one of the last three annual incentive compensation amounts paid to an Employee over and above Base Salary earned and paid in cash or otherwise under any executive bonus or sales incentive plan or program of an Employing Company or (2) the Employee’s designated target bonus.

1.5.                              “Change in Control” has the meaning set forth in the Ameriprise Financial 2005 Incentive Compensation Plan; provided that, notwithstanding anything to the contrary therein, a Change in Control shall not be deemed to occur under this Plan as a result of any event or transaction to the extent that treating such event or transaction as a Change in Control would cause any tax to become due under Section 409A of the Code.

1.6.                              “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

1.7.                              “Committee” means the Compensation and Benefits Committee of the Board of Directors or any committee established and appointed by the Board of Directors or by a committee of the Board of Directors, or any successor committee appointed by the Board of Directors to administer the Plan.

1.8.                              “Company” means Ameriprise Financial, Inc., a Delaware corporation, its successors and assigns.

1.9.                              “Comparable Position” means a job with the Company, an Employing Company, an Affiliated Company or successor company at the same or higher Total Cash Compensation as an Employee’s current job and at a work location within reasonable commuting distance from an Employee’s home, as determined by such Employee’s Employing Company. For Employees in a qualifying international expatriate program adopted by an Employee’s Employing Company, “Comparable Position” means a job with an Employing Company, an Affiliated Company or successor company at the same or higher Total Cash Compensation as an Employee’s current job and at a work location in the Employee’s country of assignment, home country or career base country.

1.10.                        “Completed Years of Service” means the number of full one-year periods that have transpired since the Employee’s original date of hire or, in the case of someone who has incurred a break in service as defined in the Ameriprise Financial Retirement Plan, the adjusted date of hire, through the Employee’s last day of active employment with the Company. The determination of Completed Years of Service will take into account years of service with American Express Company if and to the extent, and in accordance with, the provisions of the Employee Benefits Agreement by and between American Express Company and Ameriprise Financial, Inc., dated as of September 30, 2005 (the “Employee Benefits Agreement”).

1.11.                        “Constructive Termination” means resignation or other employment termination by an Employee from an Employing Company as a result of one or more of the following without the Employee’s written consent within two (2) years after a Change in Control:

(a)           a reduction in Base Salary, except for across-the-board changes similarly affecting all Employees of the Employing Company and all Employees of any Person in control of the Employing Company, or any material reduction in the aggregate of the Employee’s annual target bonus and long term incentive opportunity, in each case from that in effect immediately prior to the Change in Control,

(b)           the Employing Company’s requirement that the Employee be based more than fifty (50) miles from the location at which the Employee was based immediately prior to the Change in Control and which location is more than thirty-five (35) miles from the Employee’s residence,

(c)           the assignment to the Employee of any duties that are materially inconsistent with the Employee’s duties prior to the Change in Control, or

(d)           a significant reduction in the Employee’s position, duties, or responsibilities from those in effect prior to the Change in Control.

1.12.                        “Defined Termination” means a termination of employment of an Employee within two (2) years after a Change in Control that occurs as a result of either:

(a)           an Involuntary Termination, or

(b)           a Constructive Termination.

1.13.                        “Disability” shall have the meaning set forth in Section 409A of the Code.

1.14.                        “Employee” means any person, at the senior executive level as defined by the Committee, paid through the payroll function of the Employing Company (as opposed to the accounts payable function of the Employing Company) and employed on a regular full-time basis (i.e., an employee whose scheduled workweek is consistent with the standard workweek schedule of a business unit or department) or regular part time basis (i.e., an employee who is scheduled to work at least twenty (20) hours per week, but fewer than the hours of a regular full-time employee) by an Employing Company, who receives from an Employing Company a regular stated compensation and an annual IRS Form W-2; provided, however, that an Employing Company or operating business unit thereof, due to business, marketplace or employee relations reasons, may, in its sole discretion, by policy exclude from the definition of Employee under the Plan any category or level of Employee employed in a non-exempt, exempt or executive level position or in an initial probationary or trial period of employment. The term “Employee” shall not include any person who has entered into an independent contractor agreement, consulting agreement, franchise agreement or any similar agreement with an Employing Company, nor the employees of any such person, regardless of whether that person (including his or her employees) is later found to be an employee by any court of law or regulatory authority.

1.15.                        “Employing Company” means each of the Company and the subsidiary and affiliated companies of the Company listed on Schedule A attached hereto, as such Schedule A may be amended by the Committee, in its sole discretion, from time to time.

1.16.                        “ERISA” means the Employee Retirement Income Security Act of l974, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

1.17.                        “Good Cause” means a discontinuance of an Employee’s employment by an Employing Company upon one of the following:

(a)           an Employee’s Willful and continued failure to adequately perform substantially all of the Employee’s duties with an Employing Company,

(b)           an Employee’s Willful engagement in conduct which is demonstrably and materially injurious to an Employing Company or an affiliate thereof, monetarily or otherwise, or

(c)           an Employee’s conviction of, or entering a plea of guilty or nolo contendere to (i) a felony or (ii) any misdemeanor that disqualifies an Employee from employment with an Employing Company.

1.18.                        “Involuntary Termination” means any involuntary discontinuance of an Employee’s employment by an Employing Company for reasons other than Good Cause within two (2) years after a Change in Control.

1.19.                        “Leave of Absence” means the period during which an Employee is absent from work pursuant to a leave of absence granted by an Employing Company.

1.20.                        “Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”), including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.

1.21.                        “Plan” means the Ameriprise Financial Senior Executive Severance Plan, as set forth herein and as hereafter amended from time to time.

1.22.                        “Retirement” means early, normal or deferred retirement as defined in and meeting the terms and conditions of the Ameriprise Financial Retirement Plan, as amended, or any successor plan thereto.

1.23.                        “Separation Period” means the period of time over which an Employee receives severance benefits under the Plan in biweekly or other installment payments.

1.24.                        “Specified Employee” means a key employee (as defined for purposes of Section 409A of the Code) of an Employing Company, as determined by the Committee in its sole discretion.

1.25.                        “Termination of Active Employment” means the date on which an Employee ceases performing services for an Employing Company.

1.26.                        “Total Cash Compensation” means an Employee’s Base Salary and any Bonus.

1.27.                        “Willful” means that an act or failure to act on an Employee’s part is done, or omitted to be done, by the Employee in a manner that is not in good faith, and that is without reasonable belief that such action or omission was in the best interests of an Employing Company.

1.28.                        The masculine pronoun shall be construed to mean the feminine and the singular shall be construed to mean the plural, wherever appropriate herein.

1.29.                        Headings in this document are for identification purposes only and do not constitute a part of the Plan.

ARTICLE TWO

ELIGIBILITY TO RECEIVE BENEFITS

2.1.                              Eligibility to Receive Benefits. Each Employee shall be eligible to receive benefits under the Plan in the event his employment is terminated by an Employing Company for one of the following reasons:

2.1.1.                     Reduction in force;

2.1.2.                     Position elimination;

2.1.3.                     Office closing;

2.1.4.                     Poor performance;

2.1.5.                     Mutually satisfactory resignation;

2.1.6.                     Relocation of an Employee’s current position that does not meet the definition of Comparable Position;

2.1.7.                     Defined Termination, as defined in Section 1.12, (applicable only within two (2) years after a Change in Control), and notwithstanding any provision of Section 2.3.

The Committee may, in its sole discretion, grant eligibility to receive benefits under the Plan to any Employee or group of Employees employed in a business unit of the Company or an Employing Company who terminate employment due to a sale of such business unit not later than six (6) months following such sale.

2.2.                              Limitations on Eligibility. In the event an Employee who is otherwise eligible to receive benefits under the Plan is offered a Comparable Position (whether the position is accepted or rejected by the Employee), he will not be eligible to receive benefits under the Plan. In addition, an Employee is not eligible to receive benefits under the Plan if the Employee accepts any position in the Employing Company, an Affiliated Company or successor company (regardless of whether it is a Comparable Position). An Employee who is offered or placed on a temporary layoff status (often referred to as a furlough) with reduced or no pay for a period of less than six (6) months during which time the Employee continues to participate in certain benefit plans as determined by the Company is not eligible to receive benefits under the Plan.

2.3.                              Ineligibility to Receive Benefits. An Employee is ineligible to receive benefits under the Plan in the event his employment by an Employing Company terminates for a reason other than those enumerated in Section 2.1 above, including, but not limited to, the following:

2.3.1.                     Voluntary resignation;

2.3.2.                     Failure to report for work;

2.3.3.                     Failure to return from leave;

2.3.4.                     Return from a Leave of Absence which extends beyond the policy reinstatement period, if applicable, and no position is available;

2.3.5.                     Excessive absenteeism or lateness;

2.3.6.                     Merger, acquisition, sale, transfer, outsourcing or reorganization of all or part of the Employing Company that does not constitute a Change in Control where either (i) a Comparable Position is offered with, or (ii) the Employee accepts any position (regardless of whether it is a Comparable Position) with, a successor company, whether affiliated or unaffiliated with the Employing Company, including an outside contractor, and whether or not the successor company participates the Plan.

2.3.7.                     Violation of a policy or procedure of the Employing Company, insubordination, unwillingness to perform the duties of a position, or other misconduct;

2.3.8.                     Retirement, including the acceptance of any Employing Company sponsored retirement incentive; provided, however, that in the event an Employee is otherwise eligible for a severance pay benefit in accordance with Section 2.1 above and also eligible for Retirement, the Employee shall be eligible to receive benefits under the Plan in accordance with Article 3 below;

2.3.9.                     Death; or

2.3.10.               Disability.

ARTICLE THREE
AMOUNT OF BENEFITS

3.1                                 Amount of Benefits. The severance benefit payable to an eligible Employee under the Plan shall be based on his Completed Years of Service and position with the Company, Employing Company or an Affiliated Company. The formula for determining an Employee’s severance benefit payment shall be calculated by first adding together (i) the Employee’s annual Base Salary in effect immediately prior to the date of Termination of Active Employment; provided that, in the case of an Employee whose employment is terminated pursuant to 1.11(a), then the Base Salary that was in effect immediately before such reduction in Base Salary, and (ii) the Employee’s Bonus. The sum of subsections (i) and (ii) above shall then be divided by fifty-two (52) to calculate the weekly severance benefit. The amount of the total severance benefit to which an Employee may be entitled is set out in Schedule B.

Notwithstanding the foregoing and in accordance with the terms of the Employee Benefits Agreement, any Employee who was eligible to receive severance benefits under the American Express Company Senior Executive Severance Plan immediately prior to the Distribution Date (as defined in the Employee Benefits Agreement) and becomes eligible to receive severance benefits pursuant to the Plan during the period commencing on the Distribution Date (as defined in the Employee Benefits Agreement) and ending on the first anniversary of the Distribution Date, shall receive an amount of severance benefit that is not less than the number of weeks of pay that such Employee would have received under the American Express Company Senior Executive Severance Plan as in effect immediately prior to the Distribution Date.

3.2                                 Special Retirement Program Contributions. An Employee eligible for benefits under the Plan due to a Defined Termination resulting from a Change in Control shall, in addition to the benefits provided above in Article 3.1, receive the value of Company contributions that would have been made to the Ameriprise Financial Retirement Plan, Ameriprise Financial
401(k) Plan, Ameriprise Financial Supplemental Retirement Plan or other similar plans adopted by the Company, for the period during which the Employee is receiving weekly severance payments under this Plan. Effective on the date of the Defined Termination, this amount will be credited to the Employee’s book reserve account in the Ameriprise Financial Supplemental Retirement Plan, consistent with the terms of such plan.

3.3                                 Limitations on Amount of Severance Benefits. Severance benefits payable under the Plan shall be inclusive of and offset by any other severance, redundancy or termination payment made by an Employing Company to an Employee, including, but not limited to, any amounts paid pursuant to federal, state, local or foreign government worker notification (e.g., Worker Adjustment and Retraining Notification Act) or office closing requirements, any amounts owed the Employee pursuant to a contract with the Employing Company (unless the contract specifically provides otherwise) and amounts paid to an Employee placed in a temporary layoff status (often referred to as a furlough) which immediately precedes the commencement of the severance payments.

3.4                                 Reemployment. In the event an Employee is reemployed by the Employing Company or an Affiliated Company within the period covered by the schedule of severance benefits in Section 3.1 above, the severance benefits, if any, that are in excess of the number of weeks between the Termination of Active Employment and the rehire date shall be repaid by the Employee or withheld by the Employing Company, as the case may be. In the further event an eligible Employee who is receiving severance benefits under the Plan is later rehired by an Employing Company or an Affiliated Company, and employment later terminates under conditions making such Employee eligible for severance benefits under the Plan, the amount of the second severance benefit will be based on such Employee’s actual date of reemployment and not the original date of employment; provided, however, that any benefits withheld or repaid in accordance with the preceding sentence that are in excess of one (1) year shall be additionally paid to the terminating Employee.

3.5                                 Withholding Tax. The Employing Company shall deduct from the amount of any severance benefits payable under the Plan, any amount required to be withheld by the Employing Company by reason of any law or regulation, for the payment of taxes or otherwise to any federal, state, local or foreign government. In determining the amount of any applicable tax, the Employing Company shall be entitled to rely on the number of personal exemptions on the official form(s) filed by the Employee with the Employing Company for purposes of income tax withholding on regular wages.

3.6                                 Requirement of Signed Agreement. Receipt of severance benefits under the Plan is conditioned upon the Employee signing an agreement with the Employee’s Employing Company in a form satisfactory to the Company and in accordance with the requirements of applicable law (the “Agreement”). The Agreement must include a release of claims and may include whatever other terms the Employing Company deems appropriate, including restrictive covenants. If the terms of the Agreement are found to be legally unenforceable, the Employee must return any severance benefits paid pursuant to Section 3.1 of the Plan plus the value of any long term incentive awards which vested during the Separation Period; provided, however, that in the event the Employee has a Defined Termination, such restrictive covenants shall: (a) be reasonable under the applicable facts and circumstances; (b) include the following (i) non-solicitation of customers and employees; (ii) confidentiality of business data; (iii) full release of claims; and (iv) non-denigration of the Company and its affiliates, and their officers, directors and agents and (c) not include any non-competition limitations. Notwithstanding anything herein to the contrary, the Company shall, for a period of two (2) years and one (1) day following a Change in Control, be prohibited from entering into any agreement with an Employee, which contains a more expansive Competitor List (as provided in Paragraph 2 of the Consent to the Application of Forfeiture and Detrimental Conduct Provisions to Long-Term Incentive Awards relating to awards issued under the Ameriprise Financial 2005 Incentive Compensation Plan) than that which was in effect for such Employee immediately prior to the date of such Change in Control. If an Employee has already signed an Agreement as required by Section 3.6 prior to the date of a Change in Control, the Employee is not eligible to receive any benefits that would otherwise be triggered by a Change in Control, except as provided by Section 4.2.

3.7           Excise Tax.

(a)           Section 3.7 shall apply in the event of a Change in Control, as defined in Section 1.5 hereof.

(b)           In the event that any payment or benefit received or to be received by an Employee from the Company, an Employing Company or any Affiliated Company in connection with a Change in Control or termination of such Employee’s employment (such payments and benefits, excluding any Gross-Up Payment (as hereinafter defined), being hereinafter referred to collectively as the “Payments”), will be subject to the excise tax (the “Excise Tax”) referred to in Section 4999 of the Code, then the Company shall pay to such Employee, within five (5) days after receipt by such Employee of the written statement referred to in subsection (d) below, an additional amount (the “Gross-Up Payment”) such that the net amount retained by such Employee, after deduction of any Excise Tax on the Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Payments.

(c)           For purposes of determining whether the Payments will be subject to the Excise Tax and the amount of such Excise Tax: (i) all payments and benefits received or to be received by an Employee in connection with such Change in Control or the termination of such Employee’s employment, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement with the Company, any Employing Company, any Person (as such term is defined in Section 1.20) whose actions result in such Change in Control or any Person affiliated with the Company, such Employing Company or such Person (all such payments and benefits, excluding the Gross-Up Payment and any similar gross-up payment to which an Employee may be entitled under any such other plan, arrangement or agreement, being hereinafter referred to as the “Total Payments”), shall be treated as “parachute payments” (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor, or if that firm refuses to serve, by another qualified firm, whether or not serving as independent auditors, designated by the Committee (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(2)(A) or section 280G(b)(4)(A) of the Code; (ii) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code shall be taken into account; (iii) all “excess parachute payments” within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of the Auditor, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount (within the meaning of section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and (iv) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code and regulations or other guidance there under. For purposes of determining the amount of the Gross-Up Payment in respect of an

Employee, the Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation (and state and local income taxes at the highest marginal rate of taxation in the state and locality of such Employee’s residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes) in the calendar year in which the Gross-Up Payment is to be made. The Auditor will be paid reasonable compensation by the Company for its services.

(d)           In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, then an amount equal to the amount of the excess of the earlier payment over the redetermined amount (the “Excess Amount”) will be treated as if it were a loan to the Employee made on the date of the Employee’s receipt of such Excess Amount, which the Employee will have an obligation to repay to the Company on the fifth business day after demand, together with interest on such amount at the lowest applicable federal rate (as defined in Section 1274(d) of the Code or any successor provision thereto), compounded semi-annually (the “Section 1274 Rate”) from the date of the Employee’s receipt of such Excess Amount until the date of such repayment (or such lesser rate (including zero) as may be designated by the Auditor such that the Excess Amount and such interest will not be treated as a parachute payment as previously defined). In the event that the Excise Tax is finally determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), within five (5) business days of such determination, the Company will pay to the Employee an additional amount, together with interest thereon from the date such additional amount should have been paid to the date of such payment, at the Section 1274 Rate (or such lesser rate (including zero) as may be designated by the Auditor such that the amount of such deficiency and such interest will not be treated as a parachute payment as previously defined). The Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the amount of any Gross-Up Payment.

(e)           As soon as practicable following a Change in Control, the Company shall provide to each Employee, a written statement setting forth the manner in which the Total Payments in respect of such Employee were calculated and the basis for such calculations, including, without limitation, any opinions or other advice the Company has received from the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

(f)            Notwithstanding anything herein to the contrary, the Committee may designate by resolution any group of Employees or individual Employee that would not be eligible to receive a Gross-Up Payment or any other benefit provided for under this Section 3.6. With regard to any such Employee or group of Employees, the Committee may provide for a reduction in Payments for the purpose of avoiding the imposition of the Excise Tax, in all or certain specified circumstances, such reduction to be implemented pursuant to such rules as the Committee shall adopt from time to time.

3.8.                              Payment for Cancelled Stock Options. An Employee eligible for benefits under the Plan due to a Change in Control may receive the value of American Express Company vested stock options that are cancelled, on or before December 31, 2009, due to a (a) Change in Control or (b) Defined Termination. The value, if any, will be determined by the Company, in its sole discretion and be equal to the Black Scholes value (for the remaining term) less the intrinsic value of the option (all measured at the options’ cancellation date). Subject to Article 4.1, this benefit will be payable in a one-time lump sum payment made as soon as reasonably practicable following the cancellation of the option due to (a) or (b) above.

ARTICLE FOUR

METHOD OF PAYMENT

4.1.                              Payment. A severance benefit under the Plan may be payable in biweekly or other installments (if permitted under Section 409A of the Code) over a number of weeks not exceeding the number of weekly severance benefit payments determined pursuant to Section 3.1 above (including any resolution referred to therein) at the sole discretion of the Employing Company; provided, however, that in the event the Employee has a Defined Termination or the payment of severance in installments would result in the imposition of a tax under Section 409A of the Code, the severance benefit under the Plan will be paid as soon as practicable after the date of such Employee’s last day of active employment (but no earlier than six (6) months following the date of such termination of employment in the case of a Specified Employee). If installment payments are made under the Plan to a Specified Employee, the first installment payment shall be made on or as soon as administratively practical after the six-month anniversary of the date such Specified Employee’s employment terminates and (i) the amount of the first payment will equal the sum of the installment payments that would have been paid to the Specified Employee during the six-month period immediately following the Specified Employee’s termination of employment had the payment commenced as of such date and (ii) the remainder of the severance benefit shall be paid in substantially equivalent installments. Notwithstanding anything in this Plan to the contrary, if the Employee’s employment terminates within two (2) years following a Change in Control and if the Employee receives lump-sum severance, to the extent permitted under Section 409A, the Employee shall continue to be eligible to receive benefits under the Company’s medical and dental plans for a number of weeks equal to the number of weekly severance benefit payments determined pursuant to Section 3.1 above (including any resolution referred to therein), such benefits to be substantially identical to the benefits provided to other employees who remain in active employment status on substantially the same terms and conditions as apply to such active employees (including without limitation, any requirement that the Employee pay premiums or other similar costs). In the event that continuing to provide any such benefits would result in the imposition of a tax under Section 409A of the Code, instead of continuing to provide such benefits, the Company will make a lump-sum payment to the Employee as soon as practicable after the date of the Employee’s last day of active employment (but no earlier than six (6) months following the date of such termination of employment in the case of a Specified Employee) in an amount equal to the present value of such benefits as determined by the Committee in its sole discretion.

4.2.                              Inactive Employment Status. During the Separation Period (where severance benefits are paid in biweekly or other installments) the Employee receiving such payments will remain in an inactive employment status until receipt of such payments is completed, at which time such inactive status will be terminated. During the Separation Period, certain other employee benefits may be continued to the extent permitted under Section 409A of the Code, payment for which shall be deducted from such severance payments in accordance with the Employee’s previously elected benefit coverage. If an Employee has already signed an Agreement as required by Section 3.5 and is receiving severance payments under the Plan on the date of Change in Control, the following would apply (subject to applicable governing documents):

a)             immediate vesting of outstanding unvested stock option shares and restricted stock awards under the Company’s incentive compensation plans; and

b)            cash payment equivalent to the amount of excise tax paid as a result of the Employee being deemed a “disqualified” individual under current U.S. tax laws.

During the Separation Period, the Company reserves the right to continue other programs such as the Ameriprise Financial 2005 Incentive Compensation Plan and the Perquisite Program in accordance with its policies, which may be changed or terminated from time to time. Nothing in this section shall create a contract to provide such benefits.

4.3.                              Death. In the event an Employee dies before full receipt of severance benefits payable under the Plan, the remaining severance benefits will be paid to the legal representative of such Employee’s estate in a lump sum as soon as practicable after receipt of notice of such death and evidence satisfactory to the Company of the payment or provision for the payment of any estate, transfer, inheritance or death taxes which may be payable with respect thereto.

ARTICLE FIVE

ADMINISTRATION OF THE PLAN

5.1.                              Powers of the Employing Company. The Employing Company shall have such powers, authorities and discretion as are necessary or appropriate in order to carry out its duties under the Plan, including, but not limited to, the power:

5.1.1.                     To obtain such information as it shall deem necessary or appropriate in order to carry out its duties under the Plan;

5.1.2.                     To make determinations with respect to the grounds for termination of employment of any Employee; and

5.1.3.                     To establish and maintain necessary records.

5.2.                              Employing Company Authority. Nothing contained in the Plan shall be deemed to qualify, limit or alter in any manner the Employing Company’s sole and complete authority and discretion to establish, regulate, determine or modify at any time, the terms and conditions of employment, including, but not limited to, levels of employment, hours of work, the extent of hiring and employment termination, when and where work shall be done, marketing of its products, or any other matter related to the conduct of its business or the manner in which its business is to be maintained or carried on, in the same manner and to the same extent as if the Plan were not in existence.

5.3.                              Committee Duties and Powers. The Committee shall be responsible for the general administration and interpretation of the Plan and the proper execution of its provisions and shall have full discretion to carry out its duties. The Committee shall be the “Administrator” of the Plan and shall be, in its capacity as Administrator, a “Named Fiduciary,” as such terms are defined or used in ERISA. For the purposes of carrying out its duties as Administrator, the Committee may, in its sole discretion, allocate its responsibilities under the Plan among its members, and may, in its sole discretion, designate persons other than members of the Committee to carry out such of its responsibilities under the Plan as it may deem fit. In addition to the powers of the Committee specified elsewhere in the Plan, the Committee shall have all discretionary powers necessary to discharge its duties under the Plan, including, but not limited to, the following discretionary powers and duties:

5.3.1.                     To interpret or construe the Plan, and resolve ambiguities, inconsistencies and omissions;

5.3.2.                     To make and enforce such rules and regulations and prescribe the use of such forms as it deems necessary or appropriate for the efficient administration of the Plan; and

5.3.3.                     To decide all questions on appeal concerning the Plan and the eligibility of any person to receive benefits under the Plan.

5.4.                              Determinations. The determination of the Committee as to any question involving the general administration and interpretation or construction of the Plan shall be within its sole discretion and shall be final, conclusive and binding on all persons, except as otherwise provided herein or by law.

5.5.                              Claims Review Procedure. Consistent with the requirements of ERISA and the regulations thereunder as promulgated by the Secretary of Labor from time to time, the following claims review procedure shall be followed with respect to the denial of severance benefits to any Employee:

5.5.1.                     Within thirty (30) days from the date of an Employee’s Termination of Active Employment, the Employing Company shall furnish such Employee either an agreement offering severance benefits under the Plan or notice of such Employee’s ineligibility for or denial of severance benefits, either in whole or in part. Such notice from the Employing Company will be in writing and sent to the Employee or the legal representatives of his estate stating the reasons for such ineligibility or denial and, if applicable, a description of additional information that might cause a reconsideration by the Committee or its delegate of the decision and an explanation of the Plan’s claims review procedure. In the event such notice is not furnished within thirty (30) days, any claim for severance benefits shall be deemed denied and the Employee shall be permitted to proceed to Section 5.5.2 below.

5.5.2.                     Within sixty (60) days after receiving notice of such denial or ineligibility or within ninety (90) days after the date of an Employee’s Termination of Active Employment if no notice is received, the Employee, the legal representatives of his estate or a duly authorized representative may then submit to the Committee a written request for a review of such decision of denial.

5.5.3.                     The Committee will review the claim and within sixty (60) days (or one hundred twenty (120) days in special circumstances) provide a written response to the appeal setting forth specific reasons for such decision. In the event the decision on review is not furnished within such time period, the claim shall be deemed denied.

ARTICLE SIX

ADOPTING COMPANIES AND PLAN MERGERS

6.1.                              Adopting Companies. Any corporation which succeeds to the business and assets of the Company or any part of its operations, may by appropriate resolution adopt the Plan and shall thereupon succeed to such rights and assume such obligations hereunder as the Company and said corporation shall have agreed upon in writing. Any corporation which succeeds to the business of any Employing Company other than the Company, or any part of the operations of such Employing Company, may by appropriate resolution adopt the Plan and shall thereupon succeed to such rights and assume such obligations hereunder as such Employing Company and said corporation shall have agreed upon in writing; provided, however, that such adoption and the terms thereof agreed upon in such writing have been approved by the Company.

ARTICLE SEVEN

AMENDMENT AND TERMINATION

7.1.                              Right to Amend or Terminate. The Company reserves the right, by action of the Board of Directors or the Committee, to amend or terminate this Plan in whole or in part at any time and from time to time, and any amendment or effective date of termination may be given retroactive effect. The foregoing sentence to the contrary notwithstanding, for a period of two (2) years and one (1) day after the date of an occurrence of a Change in Control, neither the Board of Directors nor the Committee may terminate this Plan or amend this Plan in a manner that is detrimental to the rights of any Employee receiving severance benefits under the Plan without his or her written consent.

7.2.                              Termination by an Employing Company. Any Employing Company other than the Company may withdraw from participation in the Plan at any time by delivering to the Committee written notification to that effect signed by such Employing Company’s chief executive officer or his delegate. Withdrawal by any Employing Company pursuant to this section or complete discontinuance of severance benefits under the Plan by any Employing Company other than the Company, shall constitute termination of the Plan with respect to such Employing Company. The foregoing sentence to the contrary notwithstanding, neither the Board of Directors nor the Committee may terminate this Plan or amend this Plan in a manner that is detrimental to the rights of any Employee receiving severance benefits under the Plan without his written consent (i) with respect to the provisions of the Plan which become applicable upon a Change in Control, and (ii) with respect to all provisions of the Plan for a period of two (2) years and one (1) day after the date of a Change in Control.

7.3.                              Limitation on Benefits. In the event any Employing Company withdraws from participation or the Company terminates the Plan as provided in this Article Seven, no Employee shall be entitled to receive benefits hereunder for Employment either before or after such action.

ARTICLE EIGHT

FINANCIAL PROVISIONS

8.1.                              Funding. All severance benefits payable under the Plan shall be payable and provided for solely from the general assets of the Employing Company in accordance with the Plan, at the time such severance benefits are payable, unless otherwise determined by the Employing Company. The Employing Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any severance benefits under the Plan.

ARTICLE NINE

LIABILITY AND INDEMNIFICATION

9.1.                              Standard of Conduct. To the extent permitted by ERISA and other applicable law, no member (which term, as used in this Article Nine, shall include any employee of any Employing Company designated to carry out any responsibility of the Committee pursuant to Section 5.3 above) of the Committee shall be liable for anything done or omitted to be done by him in connection with the Plan, unless the member failed to act (i) in good faith and (ii) for a purpose which such member reasonably believed to be in accordance with the intent of the Plan. The Company or Employing Company as applicable hereby indemnifies each person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, or against whom any claim or demand is made, by reason of the fact that he, his testator or intestate, was or is a member of the Committee, against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney’s fees) actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, or as a result of such claim or demand, if such member of the Committee acted in good faith for a purpose which he reasonably believed to be in accordance with the intent of the Plan and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

9.2.                              Presumption of Good Faith. The termination of any such civil or criminal action or proceeding or the disposition of any such claim or demand, by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such member of the Committee did not act (i) in good faith and (ii) for a purpose which he reasonably believed to be in accordance with the intent of the Plan.

9.3.                              Successful Defense. A person who has been wholly successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding or claim or demand of the character described in Section 9.1 above shall be entitled to indemnification as authorized in such Section 9.1.

9.4.                              Unsuccessful Defense. Except as provided in Section 9.3 above, any indemnification under Sections 9.1 and 9.2 above, unless ordered by a court of competent jurisdiction, shall be made by the Company or Employing Company as applicable only if authorized in the specific case:

9.4.1.                     By the Board of Directors acting by a quorum consisting of directors who are not parties to such action, proceeding, claim or demand, upon a finding that the member of the Committee has met the standard of conduct set forth in Section 9.1 above; or

9.4.2.                     If a quorum under Section 9.4.1 above is not obtainable with due diligence:

9.4.2.1                                                               By the Board of Directors upon the opinion in writing of independent legal counsel (who may be counsel to any Employing Company) that indemnification is proper in the circumstances because the standard of conduct set forth in Section 9.1 above has been met by such member of the Committee; or

9.4.2.2                                                               By the shareholders of the Company upon a finding that the member of the Committee has met the standard of conduct set forth in such Section 9.1 above.

9.5.                              Advance Payments. Expenses incurred in defending a civil or criminal action or proceeding or claim or demand may be paid by the Company or Employing Company as applicable in advance of the final disposition of such action or proceeding, claim or demand, if authorized in the manner specified in Section 9.4 above, except that, in view of the obligation of repayment set forth in Section 9.6 below, there need be no finding or opinion that the required standard of conduct has been met.

9.6.                              Repayment of Advance Payments. All expenses incurred in defending a civil or criminal action or proceeding, claim or demand, which are advanced by the Company or Employing Company as applicable under Section 9.5 above shall be repaid in case the person receiving such advance is ultimately found, under the procedures set forth in this Article Nine, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the Company or Employing Company as applicable exceed the indemnification to which he is entitled.

9.7.                              Right to Indemnification. Notwithstanding the failure of the Company or Employing Company as applicable to provide indemnification in the manner set forth in Section 9.4 or 9.5 above, and despite any contrary resolution of the Board of Directors or of the shareholders in the specific case, if the member of the Committee has met the standard of conduct set forth in Section 9.1 above, the person made or threatened to be made a party to the action or proceeding or against whom the claim or demand has been made, shall have the legal right to indemnification from the Company or Employing Company as applicable as a matter of contract by virtue of this Plan, it being the intention that each such person shall have the right to enforce such right of indemnification against the Company or Employing Company as applicable in any court of competent jurisdiction.

ARTICLE TEN

MISCELLANEOUS

10.1.                        No Right to Continued Employment. Nothing in the Plan shall be construed as giving any Employee the right to be retained in the employ of any Employing Company or any right to any payment whatsoever, except to the extent of the severance benefits provided for by the Plan. Each Employing Company expressly reserves the right to dismiss any Employee at any time and for any reason without liability for the effect which such dismissal might have upon him as a Employee receiving severance benefits under of the Plan.

10.2.                        Construction. This Plan shall be governed by and construed in accordance with the substantive laws but not the choice of law rules of the state of New York, except to the extent that such laws have been superseded by federal law.

10.3.                        Expenses of the Plan. The expenses of establishment and administration of the Plan shall be paid by the Employing Companies. Any expenses paid by the Company pursuant to this Section 10.3 and indemnification under Article Nine shall be subject to reimbursement by the other Employing Companies of their proportionate shares of such expenses and indemnification, as determined by the Committee in its sole discretion.

10.4.                        ERISA Rights.

Plan Sponsor. Ameriprise Financial, Inc. is the Plan Sponsor. The address is:

Ameriprise Financial, Inc.

200 Ameriprise Financial Center

Minneapolis, MN  55474

Employer Identification Number. The employer identification number assigned to Ameriprise Financial, Inc. by the IRS is:  13-3180631.

Plan Administrator. The Compensation and Benefits Committee of the Board of Directors, or its delegate, is the Plan Administrator. The address is:

Ameriprise Financial, Inc.

360 Ameriprise Financial Center

Minneapolis, MN  55474

Agent for Service of Legal Process. Process can be served on the Company or the Plan Administrator by directing service to:

Plan Administrator

c/o General Counsel

Amerprise Financial, Inc.

52 Ameriprise Financial Center

Minneapolis, MN  55474

ERISA Rights. Employees in the Ameriprise Financial Senior Executive Severance Pay Plan (the “Plan”), are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that participants are entitled to:

Receive Information About the Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor, and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the administration of the Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan descriptions. The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries. No one, including Ameriprise Financial, Inc. or any other person, may terminate a participant’s employment or otherwise discriminate against a participant in any way in order to prevent a participant from obtaining a benefit to which a participant is entitled or from exercising their rights under ERISA.

Enforce Participant’s Rights

If a participant’s claim for a benefit is denied or ignored, in whole or in part, a participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps a participant can take to enforce the above rights. For instance, if a participant requests a copy of a Plan document from the Plan Administrator or the latest annual report from the Plan and does not receive them within 30 days, the participant may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until the participant receives them, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a participant has a claim for benefits that is denied or ignored, in whole or in part, the participant may file suit in a state or federal court provided that the participant has exhausted their administrative rights under the Plan. If it should happen that Plan fiduciaries misuse the Plans’ money, or if a participant is discriminated against for asserting their rights, the participant may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the participant is successful, the court may order the person being sued to pay the court costs and legal fees. If the participant loses, the court may order the participant to pay these costs and fees, for example, if it finds the participant’s claim is frivolous.

Assistance with Questions

If a participant has any questions about the Plan, they should contact the Plan Administrator. If a participant has any questions about their rights under ERISA, or needs assistance in obtaining documents from the Plan Administrator, they should contact the nearest office of the Employee Benefits Security Administration of the U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue NW, Washington, D.C. 20210. A participant may also obtain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Ameriprise Financial

Senior Executive Severance Plan

Schedule A

November 14, 2005

Employing Companies

•                  American Centurion Life Assurance Company

•                  Ameriprise Enterprise Investment Services, Inc.

•                  Ameriprise Financial Services Inc.

•                  RiverSource Investments, LLC

•                  RiverSource Client Service Corporation

•                  IDS Life Insurance Company

•                  IDS Life Insurance Company of New York

•                  IDS Property Casualty Insurance Company

•                  Ameriprise Trust Company